Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated February 11, 2025, which includes an explanatory paragraph relating to Crane Harbor Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Crane Harbor Acquisition Corp. as of January 9, 2025 and for the period from January 2, 2025 (Inception) through January 9, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 11, 2025